Exhibit 99.1

BIOHAVEN REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS AND REPORTS RECENT BUSINESS DEVELOPMENTS

–Pfizer Inc. and Biohaven Pharmaceutical Holding Company Ltd. today announced that the companies have entered into a definitive agreement under which Pfizer will acquire Biohaven
–Record reported revenues of $319 million
–NURTEC® ODT (rimegepant) TRx volumes grew 8% versus the fourth quarter and net product revenue was $124 million for the first quarter of 2022
–Net product sales guidance of $825 - $900 million provided for 2022
–Received EU approval from the European Commission ("EC") for rimegepant 75 mg for the acute and preventive treatment of migraine; EC marketing authorization valid in all 27 member countries of the European Union
–Expanded payer coverage for NURTEC ODT, extending coverage to 96 percent of total commercial lives and approximately 263 million people in all payer channels
–Featured 13 abstracts, including two oral presentations, at the 2022 American Academy of Neurology Annual Meeting, notably highlighting NURTEC ODT's clinical utility as demonstrated by a reduction in opioid prescriptions filled and medication overuse headache following treatment
–U.S. Food and Drug Administration ("FDA") approved NURTEC ODT label amendment to include clinical lactation data
–Initiated enrollment in two new Phase 2/3 clinical trials assessing the safety and efficacy of NURTEC ODT 75 mg in patients with sinusitis and temporomandibular disorder

NEW HAVEN, Conn., May 10, 2022 /PRNewswire/ – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the first quarter ended March 31, 2022, and provided a review of recent accomplishments during and anticipated upcoming milestones.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "NURTEC ODT continues to be the leading migraine therapy in the oral CGRP class and demonstrated 8% sequential TRx growth compared to the previous quarter. The approval of the prevention indication last year has established NURTEC ODT as the only “all-in-one” migraine therapy and contributed to the substantial year-over-year first quarter revenue growth of 182%. Although strong growth in the mix of 2-pack (16-tablet count) sales help to drive additional volume growth and increases the net price per prescription, seasonal resetting of commercial insurance plan annual deductibles largely explains the expected pressure observed on first quarter net revenue generation compared to the fourth quarter. Growing Nurtec ODT volume and access for patients requires significant investment. In these important initial years of product launch, our strategy has been to drive brand trial and adoption of Nurtec ODT by investing in patient support programs and working with payers to ensure patient access, which also results in payer rebates and volume discounts related to the investments we made for incremental access. We expect the investments we made in first quarter copay programs will drive volume and net revenue growth for NURTEC ODT in the rest of the year."

Dr. Coric continued, “In addition to continued success in the US market, we are excited about bringing the only 'all-in-one' therapy to both treat and prevent migraine to the approximately one billion migraine patients worldwide. With EU approval for rimegepant now secured and additional regulatory submissions planned in China and South Korea in the second half of 2022, we believe we are well positioned to grow future sales of NURTEC ODT outside of the US. We also look forward to providing an update on zavegepant following the submission of our NDA in the first quarter. If approved, zavegepant will be the first and only intranasal CGRP receptor antagonist, offering a rapid onset of action and an important treatment alternative for patients who experience nausea or vomiting at the time of their migraine attacks. We continue to believe our migraine franchise is unmatched and we could not be more excited about the opportunities for continued market expansion in the months and years to come.”

First Quarter and Recent Business Highlights

CGRP Antagonist Platform - Milestones and Next Steps

•Q1 2022 net product revenue from sales of NURTEC ODT totaled $123.6 million – NURTEC ODT has now achieved 2,000,000 prescriptions, and over 69,000 unique prescribers to date, an increase of 5,400 prescribers from the fourth quarter signaling continued traction across the prescribing community. $123.6 million in net product revenues for the quarter represents a 182% increase over Q1 2021 and a 35% decrease from net product revenues over Q4 2021. The substantial year-over-year revenue growth was due to prescription volume growth of 122% and a higher price/Rx due to increased sales of 2-packs (16-tablet count) in relation to 1-pack (8-tablet count) sales. Sequentially, TRx volumes grew 8% vs. the fourth quarter. The sequential decrease in quarter-over-quarter net revenue was largely driven by seasonality related to renewed patient deductibles and prescription reauthorizations, and a corresponding increase in costs for patient affordability programs. The Company is providing FY 2022 net product sales guidance of $825 - $900 million and believes that a significant market opportunity for oral CGRP targeting agents exists.

•Received EU approval of rimegepant 75 mg for the acute and preventive treatment of migraine, from the European Commission ("EC") – In April, the Company announced that the EC has approved rimegepant 75 mg (available as an orally dissolving tablet), intended for the prophylaxis and acute treatment of migraine; VYDURA® (rimegepant) will be the commercial name for rimegepant in the EU. The full indication for VYDURA is the acute treatment of migraine with or without aura in adults and preventive treatment of episodic migraine in adults who have at least four migraine attacks per month. The EC approval will be valid in the 27 member countries of the EU as well as Iceland, Liechtenstein, and Norway and local reimbursement approval will follow. The Company had previously received positive opinion recommending the granting of a marketing authorization for rimegepant 75 mg from the Committee for Medicinal Products for Human Use in February of 2022.

•Achieved broader commercial insurance coverage – In May, the Company expanded the total number of commercial lives covered to 96 percent and approximately 263 million people in all payer channels.

•Demonstrated decreased opioid use in migraine patients following NURTEC® ODT Therapy – In April, the Company presented findings pertaining to the benefit of NURTEC® ODT in decreasing the burden of opioid use among a significant number of migraine patients in real world clinical practice. The findings were presented as a podium presentation at the American Association of Neurology (AAN) 2022 Annual Meeting. Opioid discontinuation rate after NURTEC® ODT initiation was 40.5%.

•Reported positive topline results from pivotal trial of NURTEC ODT for the acute treatment of migraine in China and South Korea – In February, the Company announced positive topline results from the Phase 3 clinical trial of NURTEC ODT in China and South Korea in adults for the acute treatment of migraine. Led by BioShin Limited, a subsidiary of Biohaven, the randomized, double-blind, placebo-controlled, regional, multi-center study met the co-primary endpoints evaluating the efficacy and safety of the orally dissolving tablet ("ODT") formulation of rimegepant, an oral CGRP receptor antagonist. This is the fifth positive pivotal study of rimegepant and the first to be conducted in Asia Pacific. The study met its co-primary endpoints of freedom from pain (p<0.0001) and freedom from most bothersome migraine–associated symptom ("MBS") including either nausea, phonophobia or photophobia (p<0.0001) at 2-hours following a single oral dose of rimegepant. The early onset, durable 48-hour efficacy, and favorable safety and tolerability profile were consistent with prior clinical trial results in the United States. In addition to the co-primary endpoints, NURTEC ODT preliminary data demonstrated significant relief of multiple migraine symptoms with rapid onset efficacy that was statistically superior to placebo as early as 45 minutes for both pain relief and freedom from MBS (p<0.05), at 60 minutes for return to normal function (p = 0.0023), and at 90 minutes for pain freedom (p = 0.0012). NURTEC ODT demonstrated sustained efficacy on all four of these clinically important efficacy outcomes through 48 hours. The use of rescue medication within 24 hours was significantly lower for NURTEC ODT-treated patients than for placebo (p < 0.0001). Detailed data from the study will be presented at future medical meetings to help inform ongoing and future research.

•Commenced enrollment in Phase 2/3 sinusitis study – In February, the Company announced the enrollment of the first patient in the Phase 2/3 clinical trial assessing the safety and efficacy of NURTEC ODT (rimegepant) 75 mg in patients with chronic rhinosinusitis (CRS) with or without nasal polyps. The Company expects to enroll approximately 200 patients across approximately 25 sites in the United States. The primary outcome measure will be the pain/pressure/fullness score on a Numerical Rating Scale (0-10).

•Commenced enrollment in Phase 2/3 temporomandibular disorder ("TMD") study – In April, the Company enrolled the first patient in the Phase 2/3 clinical trial assessing the safety and efficacy of NURTEC ODT (rimegepant) 75 mg in patients with temporomandibular disorder ("TMD"). Consistent with the sinusitis study, the Company expects to enroll approximately 200 patients across approximately 25 sites in the United States. The primary outcome measure will be the change from baseline of pain on a Numerical Rating Scale (0-10).

•Published NURTEC (Rimegepant) breastfeeding clinical study in Breastfeeding Medicine – In April, the Company announced that data from a Phase 1, single-center, open-label study evaluating the excretion of a single dose of rimegepant 75 mg in the human milk of healthy lactating women was published in the peer reviewed journal, Breastfeeding Medicine. Migraine affects more than 30 million women in America, and migraine attacks may subside during pregnancy but resume within 4 weeks of childbirth. In April, the Company reported that the FDA approved a label amendment of the NURTEC ODT (rimegepant) Prescribing and Patient Information to include clinical lactation data in the Use in Specific Populations section as it relates to women who are breastfeeding.

•Published real-world study highlighting increased healthcare utilization among Americans with episodic migraine have higher levels of migraine-related disability – In April, the Company announced the publication of new real-world research showing that as migraine-related disability increases, healthcare utilization also increases among Americans with episodic migraine. Targeting high disability patients with effective treatments may reduce disability and improve the cost-effectiveness of medical care among primary care and specialty providers. These findings were published in the March issue of Headache: The Journal of Head and Face Pain, the official journal of the American Headache Society.

Other Programs and Partnerships – Milestones and Next Steps

•Acquired Kv7 channel platform for treatment of epilepsy and other neurologic disorders from Channel Biosciences, LLC – In February, the company announced that it had entered into a definitive agreement with Channel Biosciences, LLC, a subsidiary of Knopp Biosciences, LLC, to acquire a Kv7 channel targeting platform, adding the latest advances in ion-channel modulation to Biohaven’s growing neuroscience portfolio. BHV-7000 (formerly known as KB-3061) is the lead asset from the Kv7 platform and is a potentially best-in-class potassium channel activator with a profile suggestive of a wide therapeutic index, high selectivity, and significantly reduced GABA-ergic activity. Biohaven intends to bring BHV-7000 to the clinic in 2022 in preparation for a development program in focal epilepsy.

•Entered into a worldwide license agreement with BMS for taldefgrobep alfa, a Phase 3-ready anti-myostatin adnectin for spinal muscular atrophy ("SMA") – In February, the Company announced that it entered into a worldwide license agreement with BMS for the development and commercialization rights to taldefgrobep alfa (formerly known as BMS-986089), a novel, Phase 3-ready anti-myostatin adnectin. Taldefgrobep is a muscle-targeted experimental treatment developed for neuromuscular disease and offers the opportunity for combination therapy. The in-licensing of taldefgrobep expands Biohaven's portfolio of innovative, late-stage product candidates for the treatment of neurologic, neuroinflammatory, and psychiatric indications. Biohaven plans to initiate a Phase 3 clinical trial of taldefgrobep alfa in SMA in mid-2022.

•Entered into exclusive license and research collaboration agreement with KU Leuven to develop and commercialize first-in-class TRPM3 antagonists for the treatment of chronic pain – In January, the Company announced that it entered into an exclusive global license and research agreement with the Center for Drug Design and Discovery ("CD3") and the Laboratory of Ion Channel Research ("LICR") at Katholieke Universiteit Leuven ("KU Leuven") to develop and commercialize first-in-class transient receptor potential melastatin-3 ("TRPM3") channel antagonists. BHV-2100 is the lead TRPM3 antagonist from the platform and an orally-bioavailable small molecule TRPM3 antagonist.

•Expanded migraine awareness and education via key sponsorships – In April, the Company became the sole sponsor of the National Headache Foundation’s Veterans/Military Outreach program to raise awareness about migraine and elevate the discussion about the disease among active-duty military and veterans. In February, the Company partnered with Jessica Horwell on the Hardware LDN exhibit at New York Fashion Week, aiming to empower the people walking the runway and attending the show to get back to their lives. These partners and others help Biohaven achieve its mission of empowering sufferers of migraine from all backgrounds.

•Global Coalition for Adaptive Research ("GCAR") announced update on Glioblastoma Adaptive Global Innovative Learning Environment ("GBM Agile") Phase 2-3 adaptive platform trial for patients with glioblastoma – In January, GCAR announced that Biohaven's troriluzole and Vigeo Therapeutics’ VT1021 were selected to participate in GBM AGILE, a revolutionary patient-centered, adaptive platform trial for registration that tests multiple therapies for patients with newly-diagnosed and recurrent glioblastoma ("GBM"), the deadliest form of brain cancer. They will be evaluated in all patient subgroups of the trial which include newly-diagnosed methylated MGMT, newly-diagnosed unmethylated MGMT, and recurrent GBM. Troriluzole and VT1021 were the fourth and fifth arms to join the trial, respectively. GBM AGILE allows multiple drugs from different pharmaceutical companies to be evaluated simultaneously and/or over time against a common standard of care control.

Corporate Updates:

•Appointed Irina Antonijevic, M.D., Ph.D. to Board of Directors - In April, the Company announced the appointment of Irina Antonijevic, M.D., Ph.D. to its Board of Directors starting May 1, 2022. Dr. Antonijevic is currently Chief Medical Officer ("CMO") and Head of R&D at Triplet Therapeutics, a company developing novel therapeutics for repeat expansion disorders such as Huntington’s disease, spinocerebellar ataxias and Myotonic Dystrophy. Prior to that, she served as VP of Translational Medicine and Development at Wave Life Sciences, CMO at vasopharm GmbH, developing a treatment for severe traumatic brain injury, and Head of Early Development, MS, Neurology and Ophthalmology at Sanofi Genzyme. Dr. Antonijevic has been a member of the supervisory board of 4SC AG since 2012, and of Paion AG from 2017 through early 2022. Dr. Antonijevic is board certified in Psychiatry and completed her residency in psychiatry and neurology at the Max Planck Institute for Psychiatry. Dr. Antonijevic obtained her venia legendi from the Berlin University and her PhD from the University of Edinburgh, UK.

Upcoming Milestones:

Biohaven is continuing to support the commercialization of NURTEC ODT for the acute and preventive treatment of migraine, as well as develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones across its platforms in the coming quarters.

Biohaven expects to:

•Continue to advance the commercialization of NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine.
•Submit an NDA for the acute treatment of migraine in China in the second half of 2022.
•Report topline of troriluzole in Spinocerebellar Ataxia in mid-2022.
•Report topline of verdiperstat in ALS in the second half of 2022.
•Complete enrollment in Phase 3 study of troriluzole in Obsessive-Compulsive Disorder in the second half of 2022.
•Enroll first patient in Phase 3 spinal muscular atrophy study with taldefgrobep alfa in mid-2022.
•Enroll first patient in Phase 1 focal epilepsy study with BHV-7000 (Kv7) in the second half of 2022.

Capital Position:

Cash, cash equivalents, and marketable securities as of March 31, 2022, were $602.5 million, excluding $5.3 million of restricted cash, compared to $364.6 million as of December 31, 2021. On January 4, 2022, we received $500.0 million in upfront proceeds from Pfizer relating to the strategic collaboration arrangement, consisting of $150.0 million cash and $350.0 million in proceeds from the purchase of Biohaven common shares at a 25% market premium. We also have $125.0 million in non-dilutive committed capital from our credit facility with Sixth Street.

First Quarter 2022 Financial Highlights

Product Revenue, Net: Net product revenue was $123.6 million for the three months ended March 31, 2022, compared to $43.8 million for the three months ended March 31, 2021. The increase of $79.8 million in net product revenue is due to both increased NURTEC ODT sales volume and improvements in net price realization due to decreases in sales allowances during the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Sales allowances and accruals mostly consisted of patient affordability programs, distribution fees and rebates.

Collaboration and Other Revenue: Collaboration and other revenue was $195.3 million for the three months ended March 31, 2022. No collaboration and other revenue was recognized for the three months ended March 31, 2021. The collaboration and other revenue recognized during the three months ended March 31, 2022 was primarily due to $194.4 million recognized upon the satisfaction of our performance obligation for the delivery of the license and sublicense to commercialize Rimegepant outside the U.S. as part of our Collaboration Agreement with Pfizer.

Research and Development ("R&D") Expenses: R&D expenses, including non-cash share-based compensation costs, were $119.1 million for the three months ended March 31, 2022, compared to $107.1 million for the three months ended March 31, 2021. The increase of $12.0 million was primarily due to increased personnel costs partially offset by decreased program expenses. Non-cash share-based compensation expense was $34.0 million for the three months ended March 31, 2022, an increase of $13.9 million as compared to the same period in 2021.

Selling, General and Administrative ("SG&A") Expenses: SG&A expenses, including non-cash share-based compensation costs, were $227.2 million for the three months ended March 31, 2022, compared to $159.5 million for the three months ended March 31, 2021. The increase of $67.7 million was primarily due to increases in spending to support increased commercial sales of NURTEC ODT, including the launch of NURTEC ODT for the preventative treatment of migraine which was approved by the FDA in May of 2021. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $47.9 million for the three months ended March 31, 2022, an increase of $19.2 million as compared to the same period in 2021.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended March 31, 2022, of $209.1 million, or $2.97 per share, compared to $265.0 million, or $4.27 per share for the same period in 2021. Non-GAAP adjusted net loss for the three months ended March 31, 2022 was $114.0 million, or $1.62 per share, compared to $201.4 million, or $3.25 per share for the same period in 2021. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives and gains or losses from equity method investment. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, and (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a global commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's Neuroinnovation™ portfolio includes FDA-approved NURTEC® ODT (rimegepant) for the acute and preventive treatment of migraine (EMA-approved as VYDURA® for the acute treatment of migraine with or without aura, and prophylaxis of episodic migraine in adults who have at least four migraine attacks per month) and a broad pipeline of late-stage product candidates across five distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine and other CGRP-mediated diseases; glutamate modulation for obsessive-compulsive disorder and spinocerebellar ataxia; myeloperoxidase (MPO) inhibition for amyotrophic lateral sclerosis; Kv7 ion channel activators for focal epilepsy and neuronal hyperexcitability, and myostatin inhibition for neuromuscular diseases. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will", "anticipate", "expect" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; the potential commercialization of Biohaven's product candidates; the potential for Biohaven's product candidates to be first in class or best in class therapies; and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022, and in Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this new release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Product revenue, net	$123,590	$43,823
Collaboration and other revenue	195,262	—
Total revenue	318,852	43,823
Operating expenses:
Cost of sales	26,342	12,862
Research and development	119,099	107,111
Selling, general and administrative	227,243	159,523
Total operating expenses	372,684	279,496
Loss from operations	(53,832)	(235,673)
Other income (expense):
Interest expense	(17,216)	(7,731)
Interest expense on mandatorily redeemable preferred shares	(7,917)	(7,943)
Interest expense on liability related to sale of future royalties	(17,314)	(13,508)
Change in fair value of derivatives	3,604	(210)
Gain from equity method investment	—	5,261
Other income (expense), net	81	(1,700)
Total other expense, net	(38,762)	(25,831)
Loss before provision for income taxes	(92,594)	(261,504)
Provision for income taxes	24,303	3,824
Net loss	(116,897)	(265,328)
Less: Net loss attributable to non-controlling interests	(498)	(360)
Less: Deemed dividend upon repurchase of preferred shares in consolidated subsidiary	92,673	—
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(209,072)	$(264,968)
Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.97)	$(4.27)
Weighted average common shares outstanding—basic and diluted	70,332,274	62,040,715

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$169,065	$171,945
Marketable securities	433,410	192,648
Trade receivables, net	328,342	308,269
Inventory	91,281	80,608
Prepaid expenses	104,891	88,838
Other current assets	44,096	33,946
Total current assets	1,171,085	876,254
Property and equipment, net	14,534	14,690
Intangible assets, net	55,910	56,438
Other assets	130,188	129,830
Total assets	$1,371,717	$1,077,212
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$56,202	$51,683
Accrued expenses and other current liabilities	457,412	420,019
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	576,114	534,202
Long-term debt	634,106	626,720
Liability related to sale of future royalties, net	377,998	367,645
Mandatorily redeemable preferred shares, net	162,994	155,737
Derivative liability	9,120	13,110
Obligation to perform R&D services	36,016	50,571
Other long-term liabilities	41,782	12,236
Total liabilities	1,838,130	1,760,221
Contingently redeemable non-controlling interests	—	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(462,286)	(739,380)
Non-controlling interests in consolidated subsidiaries	(4,127)	(3,629)
Total shareholders' deficit	(466,413)	(743,009)
Total liabilities and shareholders’ deficit	$1,371,717	$1,077,212

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(209,072)	$(264,968)
Add: non-cash share-based compensation expense	81,330	48,726
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	7,943
Add: non-cash interest expense on liability related to sale of future royalties	17,309	11,972
Add: (gain) loss from change in fair value of derivatives	(3,604)	210
Add: (gain) loss from equity method investment	—	(5,261)
Non-GAAP adjusted net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(114,037)	$(201,378)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.97)	$(4.27)
Add: non-cash share-based compensation expense	1.16	0.78
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	0.13
Add: non-cash interest expense on liability related to sale of future royalties	0.25	0.19
Add: (gain) loss from change in fair value of derivatives	(0.05)	—
Add: (gain) loss from equity method investment	—	(0.08)
Non-GAAP adjusted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(1.62)	$(3.25)

About NURTEC ODT

NURTEC ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about NURTEC ODT, visit www.nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Indication

NURTEC ODT orally disintegrating tablets is a prescription medicine that is used to treat migraine in adults. It is for the acute treatment of migraine attacks with or without aura and the preventive treatment of episodic migraine. It is not known if NURTEC ODT is safe and effective in children.

Important Safety Information

Do not take NURTEC ODT if you are allergic to NURTEC ODT (rimegepant) or any of its ingredients.

Before you take NURTEC ODT, tell your healthcare provider (HCP) about all your medical conditions, including if you:

◦have liver problems,
◦have kidney problems,
◦are pregnant or plan to become pregnant,
◦breastfeeding or plan to breastfeed.

Tell your HCP about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

NURTEC ODT may cause serious side effects including allergic reactions, including trouble breathing and rash. This can happen days after you take NURTEC ODT. Call your HCP or get emergency help right away if you have swelling of the face, mouth, tongue, or throat or trouble breathing. This occurred in less than 1% of patients treated with NURTEC ODT.

The most common side effects of NURTEC ODT were nausea (2.7%) and stomach pain/indigestion (2.4%). These are not the only possible side effects of NURTEC ODT. Tell your HCP if you have any side effects.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contacts

Investor Relations
Jennifer Porcelli, VP, Investor Relations
Biohaven Pharmaceuticals
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media
Mike Beyer, Media Relations Counselor
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502

NURTEC, NURTEC ODT and VYDURA are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.